Chanticleer Holdings Announces New Board Member

CHARLOTTE, N.C., January 14, 2013 -- Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a minority owner in the privately-held parent company of the Hooters® brand, Hooters of America (“HOA”), and a franchisee of international Hooters restaurants, announced today the election of Russell (“Rusty”) Page to the Company’s Board of Directors, effective January 11, 2013. Mr. Page was unanimously voted into the position by the Company’s Board of Directors to fill the vacancy created by Brian Corbman’s previous resignation.

Mr. Page is a thirty-five year investor relations executive and is currently the founder and principal of Rusty Page & Company, a unique equity marketing/investor relations consulting firm.  He also currently sits on the Board of Directors of The Diamond Hill Financial Trends Fund. Mr. Page previously served as Senior Managing Director of The NASDAQ Stock Market, as well as Senior Vice President and Equity Marketing Executive for NationsBank Corporation, the predecessor of Bank of America.

Mr. Page has not yet been appointed to any Board Committee.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is an operator and the franchisor of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the companies' filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com